Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS; PROVIDES 2024 OUTLOOK

●	4Q23 EPS of $1.78
●	Full Year 2023 EPS of $8.32
●	Full Year 2023 Net Income and EBITDA of $297.1 million and $516.7 million, respectively
●	2024 Consolidated Operating Income expected to approximate 2023 level
●	1Q24 Consolidated Operating Income expected to be lower than 1Q23 level

HONOLULU, Hawaii (February 20, 2024) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $62.4 million, or $1.78 per diluted share, for the quarter ended December 31, 2023. Net income for the quarter ended December 31, 2022 was $78.0 million, or $2.10 per diluted share. Consolidated revenue for the fourth quarter 2023 was $788.9 million compared with $801.6 million for the fourth quarter 2022.

“Matson’s Ocean Transportation and Logistics business segments performed well in the fourth quarter, capping off a solid year for both business segments” said Chairman and Chief Executive Officer Matt Cox. “Our China service experienced solid freight demand with higher year-over-year volume but lower year-over-year freight rates, which when combined with higher operating costs across all tradelanes resulted in a year-over-year decline in Ocean Transportation operating income. Logistics operating income in the quarter also declined year-over-year, which contributed to the year-over-year decline in consolidated operating income. For the full year 2023, our consolidated operating income declined primarily due to lower volume and freight rates in our China service as the Transpacific marketplace transitioned from the pandemic period.”

Mr. Cox added, “Currently in the Transpacific marketplace, we continue to see steady U.S. consumer demand, which we expect to lead to similar demand for Matson’s CLX and CLX+ services in 2024 as in 2023. Absent a significant change in trajectory of the U.S. economy, we expect trade dynamics across all our tradelanes in 2024 to be comparable to 2023 as consumer-related spending activity is expected to remain stable, leading to year-over-year growth in Ocean Transportation operating income. For Logistics in 2024, we expect challenging business conditions for transportation brokerage at least through the first half of the year, which we expect to lead to lower year-over-year business segment operating income. As such, for 2024 we expect consolidated operating income to approximate the level achieved last year.”

Fourth Quarter 2023 Discussion and Outlook for 2024

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2023 was 1.9 percent lower year-over-year. The decrease was primarily due to lower general demand. According to UHERO’s most recent forecast report1, the Hawaii economy is projected to grow modestly despite challenged growth in visitor

1 UHERO report dated December 15, 2023: https://uhero.hawaii.edu/wp-content/uploads/2023/12/23Q4_Forecast.pdf arrivals primarily due to reduced tourism to Maui as a result of the wildfires last year and sluggish recovery of international tourism. The Company expects volume in 2024 to be comparable to the level in 2023, reflecting modest economic growth in Hawaii and stable market share.

In China, the Company’s container volume in the fourth quarter 2023 increased 23.3 percent year-over-year. The increase was primarily due to higher demand for the China service resulting in higher volumes for both CLX and CLX+. The Company achieved lower freight rates in the fourth quarter 2023 as compared to the prior year period. Currently in the Transpacific marketplace, the Company continues to see steady U.S. consumer demand, which the Company expects to lead to similar demand for Matson’s CLX and CLX+ services in 2024 as in 2023. The Company also expects average freight rates in 2024 to be modestly higher than the levels achieved in 2023.

In Guam, the Company’s container volume in the fourth quarter 2023 increased 2.0 percent year-over-year primarily due to higher general demand. In the near-term, the Company expects continued improvement in the Guam economy with a low unemployment rate and a modest increase in tourism. For 2024, the Company expects volume to approximate the level achieved last year.

In Alaska, the Company’s container volume for the fourth quarter 2023 decreased 0.6 percent year-over-year due to lower export seafood volume from the Alaska-Asia Express service (“AAX”), partially offset by higher northbound volume due to an additional sailing and higher southbound volume due to higher domestic seafood volume. In the near-term, the Company expects continued economic growth in Alaska supported by a low unemployment rate, jobs growth and lower levels of inflation. For 2024, the Company expects volume to approximate the level achieved last year.

The contribution in the fourth quarter 2023 from the Company’s SSAT joint venture investment was $4.1 million, or $3.1 million higher than the fourth quarter 2022. For 2024, the Company expects the contribution from SSAT to be higher than the levels achieved in 2023 due to an expected increase in lift volumes.

Absent a significant change in trajectory of the U.S. economy, the Company expects trade dynamics across all its tradelanes in 2024 to be comparable to 2023 as consumer-related spending activity is expected to remain stable. As such, the Company expects full year 2024 Ocean Transportation operating income to be higher than the $294.8 million achieved in 2023. In the first quarter 2024, the Company expects Ocean Transportation operating income to be lower than the $27.8 million achieved in the first quarter 2023.

Logistics: In the fourth quarter 2023, operating income for the Company’s Logistics segment was $8.9 million, or $3.9 million lower compared to the level achieved in the fourth quarter 2022. The decrease was primarily due to a lower contribution from transportation brokerage. For 2024, the Company expects challenging business conditions for transportation brokerage at least through the first half of the year, which the Company expects to lead to operating income being lower in 2024 than the level achieved in 2023. For the first quarter 2024, the Company expects Logistics operating income to be lower than the $10.9 million achieved in the first quarter 2023.

Consolidated Operating Income: For full year 2024, the Company expects consolidated operating income to approximate the $342.8 million achieved in 2023 and expects comparable seasonality to the prior year. For the first quarter 2024, the Company expects consolidated operating income to be lower than the $38.7 million achieved in the first quarter 2023.

Depreciation and Amortization: For the full year 2024, the Company expects depreciation and amortization expense to be approximately $180 million, inclusive of dry-docking amortization of approximately $27 million.

Interest Income: The Company expects interest income for the full year 2024 to be approximately $35 million.

Interest Expense: The Company expects interest expense for the full year 2024 to be approximately $8 million.

Other Income (Expense): The Company expects full year 2024 other income (expense) to be approximately $7 million in income, which is attributable to other component costs related to the Company’s pension and post-retirement plans.

Income Taxes: In the fourth quarter 2023, the Company’s effective tax rate was 26.0 percent. For the full year 2024, the Company expects its effective tax rate to be approximately 22.0 percent.

Capital and Vessel Dry-docking Expenditures: For the full year 2023, the Company made capital expenditure payments excluding new builds of $195.5 million, capitalized vessel construction expenditures of $52.9 million, and dry-docking payments of $24.1 million. For the full year 2024, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $180 to $200 million, new vessel construction expenditures (including capitalized interest and owner’s items) of approximately $75 million, and dry-docking payments of approximately $35 million.

Results By Segment

Ocean Transportation — Three months ended December 31, 2023 compared with 2022

	Three Months Ended December 31,
(Dollars in millions)	2023	2022	Change
Ocean Transportation revenue	$639.7	$633.0	$6.7	1.1%
Operating costs and expenses	(573.3)	(553.2)	(20.1)	3.6%
Operating income	$66.4	$79.8	$(13.4)	(16.8)%
Operating income margin	10.4%	12.6%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	35,400	36,100	(700)	(1.9)%
Hawaii automobiles	10,100	10,800	(700)	(6.5)%
Alaska containers	17,800	17,900	(100)	(0.6)%
China containers	34,900	28,300	6,600	23.3%
Guam containers	5,000	4,900	100	2.0%
Other containers (2)	4,700	5,000	(300)	(6.0)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $6.7 million, or 1.1 percent, during the three months ended December 31, 2023, compared with the three months ended December 31, 2022. The increase was primarily due to higher volume in China and higher revenue in Alaska and Hawaii, partially offset by lower freight rates in China and lower fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume decreased 1.9 percent primarily due to lower general demand; Alaska volume decreased 0.6 percent due to lower export seafood volume from the AAX, partially offset by higher northbound volume due to an additional sailing and higher southbound volume due to higher domestic seafood volume; China volume was 23.3 percent higher primarily due to higher demand resulting in higher volumes for both CLX and CLX+; Guam volume was 2.0 percent higher primarily due to higher general demand; and Other containers volume decreased 6.0 percent.

Ocean Transportation operating income decreased $13.4 million during the three months ended December 31, 2023, compared with the three months ended December 31, 2022. The decrease was primarily due to lower freight rates in China and higher operating costs and expenses including fuel-related expenses, partially offset by higher volume in China and higher contributions from Alaska and Hawaii.

The Company’s SSAT terminal joint venture investment contributed $4.1 million during the three months ended December 31, 2023, compared to a contribution of $1.0 million during the three months ended December 31, 2022. The increase was primarily driven by higher lift revenue, partially offset by lower demurrage revenue.

Ocean Transportation — Year ended December 31, 2023 compared with 2022

	Years Ended December 31,
(Dollars in millions)	2023	2022	Change
Ocean Transportation revenue	$2,477.0	$3,544.6	$(1,067.6)	(30.1)%
Operating costs and expenses	(2,182.2)	(2,263.4)	81.2	(3.6)%
Operating income	$294.8	$1,281.2	$(986.4)	(77.0)%
Operating income margin	11.9%	36.1%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	144,000	148,500	(4,500)	(3.0)%
Hawaii automobiles	39,400	41,300	(1,900)	(4.6)%
Alaska containers	80,000	84,900	(4,900)	(5.8)%
China containers	140,700	163,100	(22,400)	(13.7)%
Guam containers	20,100	21,100	(1,000)	(4.7)%
Other containers (2)	17,500	22,500	(5,000)	(22.2)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $1,067.6 million, or 30.1 percent, during the year ended December 31, 2023, compared with the year ended December 31, 2022. The decrease was primarily due to lower average freight rates and volume in China.

On a year-over-year FEU basis, Hawaii container volume decreased 3.0 percent primarily due to lower general westbound demand and lower eastbound volume; Alaska volume decreased 5.8 percent due to lower export seafood volume from the AAX; China volume was 13.7 percent lower primarily due to CCX volume in the first nine months of 2022 (the CCX service was discontinued in the third quarter 2022); Guam volume was 4.7 percent lower primarily due to lower general demand; and Other containers volume decreased 22.2 percent.

Ocean Transportation operating income decreased $986.4 million during the year ended December 31, 2023, compared with the year ended December 31, 2022. The decrease was primarily due to lower freight rates and volume in China and a lower contribution from SSAT, partially offset by lower operating costs and expenses including fuel-related expenses primarily related to the discontinuation of the CCX service and lower fuel costs and the timing of fuel-related surcharge collections.

The Company’s SSAT terminal joint venture investment contributed $2.2 million during the year ended December 31, 2023, compared to a contribution of $83.1 million during the year ended December 31, 2022. The decrease was primarily driven by lower demurrage revenue.

Logistics — Three months ended December 31, 2023 compared with 2022

	Three Months Ended December 31,
(Dollars in millions)	2023	2022	Change
Logistics revenue	$149.2	$168.6	$(19.4)	(11.5)%
Operating costs and expenses	(140.3)	(155.8)	15.5	(9.9)%
Operating income	$8.9	$12.8	$(3.9)	(30.5)%
Operating income margin	6.0%	7.6%

Logistics revenue decreased $19.4 million, or 11.5 percent, during the three months ended December 31, 2023, compared with the three months ended December 31, 2022. The decrease was primarily due to lower revenue in transportation brokerage.

Logistics operating income decreased $3.9 million, or 30.5 percent, during the three months ended December 31, 2023, compared with the three months ended December 31, 2022. The decrease was primarily due to a lower contribution from transportation brokerage.

Logistics — Year ended December 31, 2023 compared with 2022

	Years Ended December 31,
(Dollars in millions)	2023	2022	Change
Logistics revenue	$617.6	$798.4	$(180.8)	(22.6)%
Operating costs and expenses	(569.6)	(726.0)	156.4	(21.5)%
Operating income	$48.0	$72.4	$(24.4)	(33.7)%
Operating income margin	7.8%	9.1%

Logistics revenue decreased $180.8 million, or 22.6 percent, during the year ended December 31, 2023, compared with the year ended December 31, 2022. The decrease was primarily due to lower revenue in transportation brokerage.

Logistics operating income decreased $24.4 million, or 33.7 percent, during the year ended December 31, 2023, compared with the year ended December 31, 2022. The decrease was primarily due to lower contributions from transportation brokerage and supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $115.8 million from $249.8 million at December 31, 2022 to $134.0 million at December 31, 2023, which excludes $599.4 million in cash and interest deposited in the Capital Construction Fund. Matson generated net cash from operating activities of $510.5 million during the year ended December 31, 2023, compared to $1,271.9 million during the year ended December 31, 2022. Capital expenditures totaled $248.4 million for the year ended December 31, 2023, compared with $209.3 million for the year ended December 31, 2022. Total debt decreased by $76.9 million during the year to $440.6 million as of December 31, 2023, of which $400.9 million was classified as long-term debt.2 As of December 31, 2023, Matson had available borrowings under its revolving credit facility of $644.2 million.

During the fourth quarter 2023, Matson repurchased approximately 0.5 million shares for a total cost of $47.9 million. As of the end of the fourth quarter 2023, there were approximately 2.5 million shares remaining in its share repurchase program. For the full year 2023, Matson repurchased approximately 2.1 million shares for a total cost of $158.2 million. Matson’s Board of Directors also declared a cash dividend of $0.32 per share payable on March 7, 2024 to all shareholders of record as of the close of business on February 8, 2024.

2 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on February 20, 2024 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Tuesday, February 20, 2024
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BI699bc0b39e6a47fc97bb30c15cb03937

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from ports in Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding operating income; depreciation and amortization, including dry-docking amortization; interest income; interest expense; other income (expense); tax rate; capital and vessel dry-docking expenditures; cash flow expectations and uses of cash and cash flows; volume, freight rates and demand; seasonality trends; consumer demand; consumer-related spending activity; trade dynamics; economic growth and drivers in Hawaii, Alaska and Guam; market share; tourism levels; recovery from the Maui wildfires; unemployment rates; job growth; inflation levels; supply chain disruptions; contribution from and lift volume at SSAT; business conditions for transportation brokerage; timing, amount and sources of milestone payments; contributions to the CCF; vessel transit times; fleet deployment; timing of liquified natural gas installations on certain vessels; refleeting initiatives; timing and amount of tax refunds; energy-related exploration and production activity; infrastructure investments by the Federal government; oil prices; organic growth opportunities; and the timing, manner and voume of repurchases of common stock pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2023	2022	2023	2022
Operating Revenue:
Ocean Transportation	$639.7	$633.0	$2,477.0	$3,544.6
Logistics	149.2	168.6	617.6	798.4
Total Operating Revenue	788.9	801.6	3,094.6	4,343.0

Costs and Expenses:
Operating costs	(644.4)	(641.0)	(2,470.7)	(2,811.5)
Income from SSAT	4.1	1.0	2.2	83.1
Selling, general and administrative	(73.3)	(69.0)	(283.3)	(261.0)
Total Costs and Expenses	(713.6)	(709.0)	(2,751.8)	(2,989.4)

Operating Income	75.3	92.6	342.8	1,353.6
Interest income	9.8	6.9	36.0	8.2
Interest expense	(2.4)	(3.7)	(12.2)	(18.0)
Other income (expense), net	1.6	2.2	6.4	8.5
Income before Taxes	84.3	98.0	373.0	1,352.3
Income taxes	(21.9)	(20.0)	(75.9)	(288.4)
Net Income	$62.4	$78.0	$297.1	$1,063.9

Basic Earnings Per Share	$1.80	$2.11	$8.42	$27.28
Diluted Earnings Per Share	$1.78	$2.10	$8.32	$27.07

Weighted Average Number of Shares Outstanding:
Basic	34.7	36.9	35.3	39.0
Diluted	35.1	37.2	35.7	39.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$134.0	$249.8
Other current assets	468.3	509.8
Total current assets	602.3	759.6
Long-term Assets:
Investment in SSAT	85.5	81.2
Property and equipment, net	2,089.9	1,962.5
Goodwill	327.8	327.8
Intangible assets, net	176.4	174.9
Capital Construction Fund	599.4	518.2
Other long-term assets	413.3	505.8
Total long-term assets	3,692.3	3,570.4
Total assets	$4,294.6	$4,330.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$76.9
Other current liabilities	522.6	504.7
Total current liabilities	562.3	581.6
Long-term Liabilities:
Long-term debt, net of deferred loan fees	389.3	427.7
Deferred income taxes	669.3	646.5
Other long-term liabilities	273.0	377.3
Total long-term liabilities	1,331.6	1,451.5

Total shareholders’ equity	2,400.7	2,296.9
Total liabilities and shareholders’ equity	$4,294.6	$4,330.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2023	2022	2021
Cash Flows From Operating Activities:
Net income	$297.1	$1,063.9	$927.4
Reconciling adjustments:
Depreciation and amortization	144.4	141.3	135.9
Amortization of operating lease right of use assets	142.0	153.0	103.3
Deferred income taxes	19.6	90.2	33.2
Loss (Gain) on disposal of property and equipment	0.6	(1.5)	(0.8)
Share-based compensation expense	23.8	18.3	19.3
Income from SSAT	(2.2)	(83.1)	(56.3)
Distributions from SSAT	—	47.3	46.9
Other	(2.7)	—	—
Changes in assets and liabilities:
Accounts receivable, net	(10.9)	74.6	(90.3)
Deferred dry-docking payments	(24.1)	(25.7)	(36.3)
Deferred dry-docking amortization	25.3	24.9	24.3
Prepaid expenses and other assets	33.5	(45.2)	(48.1)
Accounts payable, accruals and other liabilities	10.9	(31.7)	39.6
Operating lease liabilities	(144.8)	(154.1)	(99.7)
Other long-term liabilities	(2.0)	(0.3)	(14.3)
Net cash provided by operating activities	510.5	1,271.9	984.1

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(52.9)	(62.4)	(14.9)
Capital expenditures (excluding vessel construction expenditures)	(195.5)	(146.9)	(310.4)
Proceeds from disposal of property and equipment	1.2	1.2	1.9
Payments for intangible asset acquisitions	(12.4)	(3.0)	—
Cash and interest deposits into Capital Construction Fund	(128.5)	(582.8)	(31.2)
Withdrawals from Capital Construction Fund	49.9	64.6	31.2
Net cash used in investing activities	(338.2)	(729.3)	(323.4)

Cash Flows From Financing Activities:
Repayments of debt	(76.9)	(111.5)	(59.3)
Proceeds from revolving credit facility	—	—	304.3
Repayments of revolving credit facility	—	—	(376.1)
Payment of financing costs	—	—	(3.0)
Dividends paid	(45.0)	(48.0)	(45.9)
Repurchase of Matson common stock	(155.2)	(397.0)	(198.3)
Tax withholding related to net share settlements of restricted stock units	(12.6)	(20.1)	(14.4)
Net cash used in financing activities	(289.7)	(576.6)	(392.7)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(117.4)	(34.0)	268.0
Cash, Cash Equivalents and Restricted Cash, Beginning of the Year	253.7	287.7	19.7
Cash, Cash Equivalents and Restricted Cash, End of the Year	$136.3	$253.7	$287.7

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Year:
Cash and Cash Equivalents	$134.0	$249.8	$282.4
Restricted Cash	2.3	3.9	5.3
Total Cash, Cash Equivalents and Restricted Cash, End of the Year	$136.3	$253.7	$287.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$11.1	$16.2	$19.3
Income tax paid, net of income tax refunds	$7.5	$215.2	$241.6

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$10.8	$5.5	$6.4
Non-cash payments for intangible asset acquisitions	$2.7	$2.2	$—

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		December 31,
(In millions)		2023	2022	Change
Net Income		$62.4	$78.0	$(15.6)
Subtract:	Interest income	(9.8)	(6.9)	(2.9)
Add:	Interest expense	2.4	3.7	(1.3)
Add:	Income taxes	21.9	20.0	1.9
Add:	Depreciation and amortization	35.8	35.3	0.5
Add:	Dry-dock amortization	6.7	6.3	0.4
EBITDA (1)		$119.4	$136.4	$(17.0)

		Years Ended
		December 31,
(In millions)		2023	2022	Change
Net Income		$297.1	$1,063.9	$(766.8)
Subtract:	Interest income	(36.0)	(8.2)	(27.8)
Add:	Interest expense	12.2	18.0	(5.8)
Add:	Income taxes	75.9	288.4	(212.5)
Add:	Depreciation and amortization	142.2	139.2	3.0
Add:	Dry-dock amortization	25.3	24.9	0.4
EBITDA (1)		$516.7	$1,526.2	$(1,009.5)

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.